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Exhibit l.3

August 22, 2012

Medley Capital Corporation

375 Park Avenue, Suite 3304

New York, New York 10152

Re:	Medley Capital Corporation –Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Medley Capital Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form N-2 (No. 333-179237), previously declared effective by the Commission (the “Registration Statement”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of: (i) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.001 par value (“Preferred Stock”); (iii) warrants to purchase Common Stock (“Warrants”); (iv) debt securities of the Company (“Debt Securities”); and (v) units comprised of one or more of Common Stock, Preferred Stock, Warrant, and/or Debt Securities (“Units” and together with the Common Stock, Preferred Stock, Warrant, and Debt Securities, the “Securities”), with an aggregate offering price of up to $150,000,000, which includes the offering by the Company of up to 5,000,000 shares of Common Stock including 750,000 shares of common stock issuable by the Company pursuant to the underwriters’ option to acquire additional shares (collectively, the “Shares”).

As such counsel, we are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of the Shares, and have examined such corporate records of the Company and such other documents and certificates of public officials and of the Company and such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed. We also have examined the Registration Statement, including the Prospectus, dated February 16, 2012, the Prospectus Supplement dated August 22, 2012 with respect to the Shares (the “Prospectus Supplement”) and the executed Underwriting Agreement dated August 22, 2012, with respect to the Shares (the “Underwriting Agreement”). The Underwriting Agreement is being filed as an exhibit to Post-Effective Amendment No. 3 to the Form N-2 to which this opinion is also an exhibit.

Medley Capital Corporation

August 22, 2012

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)                 the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)               limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)             our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based on the foregoing, it is our opinion that the Shares, when issued and delivered to the underwriters against payment therefor pursuant to the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of our name under the heading “Validity of Common Stock” in the Prospectus Supplement included in the Registration Statement filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit l.3 to Post Effective Amendment No. 3 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP